Exhibit 10.3

RIGHT OF FIRST REFUSAL
AND DISTRIBUTION AGREEMENT

THIS RIGHT OF FIRST REFUSAL AND DISTRIBUTION AGREEMENT (this “Agreement”), is made as of the 25th day of January, 2023 by and between NextTrip Group, LLC, a Florida limited liability company (the “Company”) and NextPlay Technologies, Inc., a Nevada corporation publicly traded on the Nasdaq Capital Market (Nasdaq: NXTP) (the “Investor”).

WHEREAS, Investor is the beneficial owner of Preferred Units of the Company;

WHEREAS, the Company and the Investor are parties to that certain Separation Agreement, of even date herewith (the “Separation Agreement”), and Exchange Agreement pursuant to which the Investor agreed to acquire convertible preferred units of the Company (the “Preferred Units”) in exchange for its Common Units in the Company;

WHEREAS, the Company is in the process of negotiating a reverse merger transaction with an existing public company (“NewPubco”) pursuant to which the Company will be publicly traded on a U.S.-based national securities exchange; and

WHEREAS, the Company and Investor agree to further restrict the Preferred Units to provide the Company with the rights and privileges set forth herein.

NOW, THEREFORE, the Company and the Investor agree as follows:

1.	Definitions.

(a)	“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing which is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b)	“Amended and Restated Operating Agreement” means the Company’s Operating Agreement, as currently in effect.

(c)	“Applicable Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, award, Order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated, rendered, issued, ordered or applied by a governmental entity that is binding upon or otherwise applicable to such person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any governmental entity, as amended unless expressly specified otherwise.

(d)	“Capital Stock” means (a) Common Units and Preferred Units (whether now outstanding or hereafter issued in any context) of the Company, (b) Common Shares in NewPubco issued or issuable upon conversion of Preferred Units, in each case now owned or subsequently acquired by Investor or its successors.

(e)	“Common Shares” means Common Shares of NewPubco.

(f)	“Company Notice” means written notice from the Company notifying the Investor that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Investor Transfer.

(g)	“Conversion” means the conversion of Preferred Units into Common Shares by Investor as governed by Section 5.6 of the Amended and Restated Operating Agreement.

(h)	“Distribution” means the disposition by the Investor of Common Shares upon a Conversion to the Investor’s Record Holders.

(i)	“Distribution Date” means the date on which the Distribution occurs.

(j)	“Distribution Effective Time” means the time established by the board of directors of Investor as the effective time of the Distribution on the Distribution Date.

(k)	“Investor” means the signatory hereto.

(l)	“Investor Common Stock” means the common stock of Investor.

(m)	“Managers” means the Managers of the Company.

(n)	“NewPubco” shall have the meaning set forth in the Recitals.

(o)	“Preferred Units” means the Company’s Preferred Units as set forth in the Amended and Restated Operating Agreement.

(p)	“Proposed Investor Transfer” means any assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Transfer Stock (or any interest therein) proposed by Investor.

(q)	“Proposed Transfer Notice” means written notice from the Investor setting forth the terms and conditions of a Proposed Investor Transfer.

(r)	“Prospective Transferee” means any person to whom the Investor proposes to make a Proposed Investor Transfer.

(s)	“Record Date” means the time and date to be determined by the board of directors of Investor as the record date for determining the holders of shares of Investor Common Stock entitled to receive Common Shares in the Distribution.

(t)	“Record Holder(s)” means a person whose name is registered on the books of the Investor as a holder of record of Investor Common Stock as of the Record Date.

(u)	“Right of First Refusal” means the right, but not an obligation, of the Company, or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Investor Transfer, on the terms and conditions specified in the Proposed Transfer Notice.

(v)	“Transfer Stock” means Preferred Units owned by the Investor, or issued to Investor after the date hereof (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), but does not include any Preferred Units or Common Shares that are issued or issuable upon Conversion.

2.	Agreement Between the Company and Investor.

(a)	Right of First Refusal.

(i)	Grant. Subject to the terms of Section 3 below, Investor hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that Investor may propose to transfer in a Proposed Investor Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(ii)	Notice. If proposing to make a Proposed Transfer, Investor must deliver a Proposed Transfer Notice to the Company not later than forty-five (45) days prior to the consummation of such Proposed Investor Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions (including price and form of consideration) of the Proposed Investor Transfer, the identity of the Prospective Transferee and the intended date of the Proposed Investor Transfer. To exercise its Right of First Refusal under this Section 2, the Company must deliver a Company Notice to the selling Investor within fifteen (15) days after delivery of the Proposed Transfer Notice specifying the number of shares of Transfer Stock to be purchased by the Company.

(iii)	Forfeiture of Rights. If the Company does not deliver the Company Notice, then the Company shall be deemed to have forfeited any right to purchase such Transfer Stock, and the Investor shall be free to sell all, but not less than all, of the Transfer Stock to the Prospective Transferee on terms and conditions substantially similar to (and not more favorable to the Prospective Transferee than) the terms and conditions set forth in the Proposed Transfer Notice, it being understood and agreed that (i) any such sale or transfer shall be subject to compliance with (A) Applicable Law and the rules of the applicable stock exchange on which any of shares of the Capital Stock are listed and (B) the other terms and restrictions of this Agreement, including, without limitation, the terms and restrictions set forth in Subsections 2.2 and 6.9(b); (ii) any future Proposed Investor Transfer shall remain subject to the terms and conditions of this Agreement, including this Section 2; and (iii) such sale shall be consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by the Company and, if such sale is not consummated within such forty-five (45) day period, such sale shall again become subject to the Right of First Refusal on the terms set forth herein.

(iv)	Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be as determined in good faith by the Managers and as set forth in the Company Notice. If the Company cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company may pay the cash value equivalent thereof, as determined in good faith by the Managers and as set forth in the Company Notice. The closing of the purchase of Transfer Stock by the Company shall take place, and all payments from the Company and the Investors shall have been delivered to the selling Investor, by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Investor Transfer; and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice. Notwithstanding the foregoing, in the event of any regulatory restrictions or delays (including but not limited to stock exchange or securities regulators in the U.S.), such closing shall take place no later than fifteen (15) days following regulatory approval of such sale of Transfer Stock.

(b)	Distribution. As set forth in the Amended and Restated Operating, in connection with a Conversion of the Preferred Units into Common Shares, the Investor shall distribute such Common Shares to its stockholders in accordance with the following:

(i)	Form of Distribution. In connection with a Conversion, the board of directors of Investor (or a committee of the board of directors of Investor acting pursuant to delegated authority), in accordance with the Nevada Revised Statutes any applicable securities laws and the rules and regulations of the Nasdaq Capital Market (or such applicable trading market at the time of such Conversion), shall set the Record Date and the Distribution Date and Investor shall establish appropriate procedures in connection with the Distribution. In connection with the Distribution, all Common Shares held by Investor on the Distribution Date will be distributed to Record Holders in the manner determined by Investor and in accordance with Section 2.2(b).

(ii)	Manner of Effecting Distribution.

(1)	Subject to the terms and conditions established pursuant to Section 2.2(a), each Record Holder shall be entitled to receive for each share of Investor Common Stock held by such Record Holder a number of shares of Common Shares equal to the number of shares of Common Shares held by the Investor on the Distribution Date, multiplied by a fraction, the numerator of which is one and the denominator of which is the total number of shares of Investor Common Stock outstanding on the Record Date.

(2)	No Party, nor any of its Affiliates, will be liable to any Person in respect of any shares of Common Shares, or distributions in respect thereof, that are delivered to a public official in accordance with the provisions of any applicable escheat, abandoned property or similar Applicable Law.

(iii)	Actions Prior to the Distribution.

(1)	Company shall use reasonable commercial efforts to cooperate with Investor to give effect to and accomplish the Distribution, including in connection with the preparation of all documents and the making of all filings required under Applicable Law in connection with the Distribution. Investor shall be entitled to direct and control the efforts of the Parties in connection with, and prior to, the Distribution, including the selection of an investment bank or banks to manage the Distribution, as well as any financial, legal, accounting and other advisors of Investor, and Company shall use reasonable commercial efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all other things reasonably necessary to facilitate the Distribution as reasonably requested by Investor. Notwithstanding the foregoing, in the event that the Distribution requires a regulatory filing by the Company, then the Company shall be entitled to direct and control such filing. Without limiting the foregoing, prior to the Distribution, Company shall use commercially reasonable efforts to, and shall cause its employees, advisors, agents, accountants, counsel and other representatives to, as requested by Investor, reasonably cooperate in and take the following actions: (i) preparing and filing a registration statement or statements for the registration on an appropriate registration form or forms designated by Investor; (ii) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and similar meetings or sessions in connection with the Distribution; (iii) furnishing to any dealer manager or similar agent participating in the Distribution (A) “comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document) and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as reasonably may be requested; and (iv) furnishing all historical and forward-looking financial and other relevant financial and other information that is available to Company and is reasonably required in connection with the Distribution.

(2)	Investor and Company shall prepare and mail, prior to the Distribution Date and in accordance with Applicable Law, to the holders of Investor Common Stock, such information concerning Company and Investor, their respective businesses, operations and management, the Distribution and such other matters as Investor reasonably shall determine and as may be required by Applicable Law. Investor and Company shall use reasonable commercial efforts to prepare, and Company shall, to the extent required by Applicable Law, file with applicable securities regulators and exchanges any such documentation that Investor reasonably determines are necessary or desirable to effectuate the Distribution, and Investor and Company each shall use reasonable commercial efforts to obtain all necessary approvals from applicable securities regulators and exchanges with respect to the foregoing as soon as practicable.

(3)	Investor and Company shall take all actions as may be reasonably necessary under any applicable securities, “blue sky” or comparable laws of the United States, the states and territories thereof and any foreign jurisdiction in connection with the Distribution.

(4)	Investor and Company shall use reasonable commercial efforts to take all actions and steps reasonably necessary and appropriate to cause the conditions to the Distribution set forth in Section 2.2(d) to be satisfied as soon as practicable and to effect the Distribution on the Distribution Date in accordance with this Agreement.

(5)	Notwithstanding any other provision of this Agreement, if the Company is in possession of material information that has not been disclosed to the public and the Company, in accordance with the advice of its counsel, reasonably deems it to be advisable not to disclose such information in a prospectus, registration statement or other public filing and, in the reasonable judgment of the Managers, there is a reasonable likelihood that such disclosure would be materially adverse to the Company’s interests, be seriously detrimental to the Company’s shareholders, or would materially interfere with any financing, acquisition, disposition, arrangement, amalgamation, merger, business combination or similar transaction involving the Company, then the period during which the Company would otherwise be required to make such disclosure will be extended while such information remains non-public for a period not to exceed sixty (60) days after such notice of Conversion; provided, however, that the Company may not invoke this right more than once.

(iv)	Additional Matters in Connection with the Distribution.

(1)	Investor, Company, and any agent appointed in connection with the Distribution, as applicable, shall be entitled to withhold and deduct from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be withheld and deducted in connection with such payments under Applicable Law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.

(2)	Upon consummation of the Distribution, Investor shall deliver to the agent a global certificate representing the Common Shares being distributed in the Distribution for the account of the Investor stockholders that are entitled to such shares.

(3)	From immediately after the Conversion, the Company the Common Shares shall not be transferable and the transfer agent for the Common Shares shall not transfer any Common Shares except as provided in this Agreement. Investor shall give written notice of the Distribution Effective Time to the transfer agent with written authorization to proceed as set forth in Section 2.2(b). Investor shall not exercise any voting rights attached to such Common Shares between the date of Conversion and the Date of the Distribution.

(c)	Effect of Failure to Comply.

(i)	Transfer Void; Equitable Relief. Any Proposed Investor Transfer or Conversion not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of the Preferred Units not made in strict compliance with this Agreement).

(ii)	Violation of First Refusal Right. If any Investor becomes obligated to sell any Transfer Stock to the Company under this Agreement and fails to deliver such Transfer Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Investor the purchase price for such Transfer Stock as is herein specified and transfer to the name of the Company on the Company’s books any certificates, instruments, or book entry representing the Transfer Stock to be sold.

(iii)	Violation of Distribution Rights. In addition to such Prohibited Transfer being null and void ab initio, if Investor purports to sell any Common Shares following a Conversion in contravention of Section 2.2 (a “Prohibited Transfer”), Investor shall reimburse Company for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Investor’s rights in contravention of Section 2.2.

3.	Exempted Offerings. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Preferred Units pursuant to a Deemed Liquidation Event (as defined in the Amended and Restated Operating Agreement).

4.	Legend. Each certificate, instrument, or book entry representing Preferred Units held by the Investor shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AND DISTRIBUTION AGREEMENT BY AND AMONG THE INVESTOR AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

Investor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 4 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the holder.

5.	Miscellaneous.

(a)	Term. This Agreement shall automatically terminate upon the consummation of a Deemed Liquidation Event (as defined in the Amended and Restated Operating Agreement), Transfer of all of the Preferred Units held by Investor or Distribution of all Company Common Stock issued upon a Conversion of the Preferred Units, as provided in the Amended and Restated Operating Agreement.

(b)	Stock Split. All references to numbers of shares in this Agreement shall be appropriately adjusted to reflect any stock dividend, split, combination or other recapitalization affecting the Capital Stock occurring after the date of this Agreement.

(c)	Ownership. Investor represents and warrants that Investor is the sole legal and beneficial owner of the Preferred Units subject to this Agreement and that no other person or entity has any interest in such shares (other than a community property interest as to which the holder thereof has acknowledged and agreed in writing to the restrictions and obligations hereunder).

(d)	Jurisdiction. Each of the Parties hereto irrevocably consents to the non-exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in connection with any matter based upon or arising out of this Agreement.

Waiver of Jury Trial: EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(e)	Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via email (with automated or personal acknowledgment of receipt) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice or, if specifically provided for elsewhere in this Agreement, by email):

(i)	if to Company, to:

NextTrip Group, LLC

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, Florida 33323

Attention: Bill Kerby, CEO

Email: bill.kerby@nexttrip.com

(ii)	If to the Investor, to:

NextPlay Technologies, Inc.

1560 Sawgrass Corporate Parkway, Suite 130

Sunrise, Florida 33323

Attention: Nithinan Boonyawattanapisut, Co-CEO

Email: nithinan.boonyawattanapisut@nextplaytechnologies.com

Any notice given as specified in this Section 5.5 (i) if delivered personally shall conclusively be deemed to have been give or served at the time of delivery (ii) if delivered by electronic mail shall conclusively be deemed to have been given effective upon actual receipt if during the recipient’s normal business hours, or at the beginning of the recipient’s next normal Business Day after receipt if not received during the recipient’s normal business hours, and (iii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same. No notice to the Investor or the Company shall be deemed given or received unless the entity noted “with a copy to” is simultaneously given notice in the same manner as any notice given to the Investor or the Company as the case may be; provided, however, that no notice to such Party shall constitute notice to the Investor or the Company for purposes of this Section 5.5.

(f)	Entire Agreement. This Agreement, the Exchange Agreement, the Amended and Restated Operating Agreement and the Separation Agreement (including, the Exhibits and Schedules thereto) constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

(g)	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(h)	Amendment; Waiver and Termination. This Agreement may be amended, modified or terminated (other than pursuant to Section 5.1 above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Investor. Any amendment, modification, termination or waiver so effected shall be binding upon the Company, the Investor and all of their respective successors whether or not such party, or other shareholder entered into or approved such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(i)	Assignment of Rights and Assumption of Obligations.

(i)	The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(ii)	The rights and obligations of the Investor hereunder are not assignable without the Company’s written consent.

(iii)	The Investor shall not enter into a transaction that would result in a change of control of the Investor unless the counterparty to such transaction first agrees to assume the obligations of the Investor hereunder.

(iv)	The Investor will not consummate any transaction (whether by way of arrangement, amalgamation, merger, reorganization, consolidation, sale of assets or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a business combination, of the continuing person resulting therefrom, unless such other person (the “Successor”), by operation of law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the Successor of liability for all amounts payable and property deliverable hereunder and the covenant of such Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the Investor under this Agreement.

(v)	Whenever the conditions of Section 5.9(d) have been duly observed and performed, if required by Section 5.9(d), the Successor and the other parties hereto will execute and deliver the supplemental agreement provided for herein and thereupon the Successor will possess and, from time to time, may exercise each and every right and power and will be subject to each and every obligation of the Investor under this Agreement in the name of the Investor or otherwise and any act or proceeding under any provision of this Agreement required to be done or performed by the Investor or any officer of the Investor may be done and performed with like force and effect by the directors or officers of such Successor.

(j)	Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either of the parties and each provision is hereby declared to be separate, severable and distinct.

(k)	Governing Law. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(l)	Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(m)	Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(n)	Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Party shall be entitled to specific performance of the agreements and obligations of the other Party hereunder and to such other injunction or other equitable relief as may be granted by a court of competent jurisdiction.

(o)	Expenses. The Investor shall pay all expenses incident to the Company’s performance under or compliance with this Agreement, including, without limitation all registration and filing fees, printing expenses, expenses and out-of-pocket costs relating to road shows (including the expenses of the Company, the underwriters or agents and any other person involved in such road show), listing fees, fees and disbursements of counsel and independent auditors for the Company, fees of securities dealers, transfer taxes, fees of transfer agents and registrars and reasonable out-of-pocket expenses (including without limitation, reasonable legal fees and disbursements of legal counsel for the Company and the reasonable legal fees and disbursements of underwriters or agents counsel) of the Company, underwriting fees, discounts and selling commissions allocable to the Distribution.

(p)	Indemnity. The Investor agrees to indemnify and hold harmless the Company, its directors, officers, employees and agents and each person (other than the Investor), if any, who controls the Company against any demands, claims, actions, proceedings, losses (other than loss of profit), damages, costs, expenses or liabilities (including reasonable fees, charges and disbursements of legal counsel) whatsoever to which the Company may become subject under Applicable Law or stock exchange rule, or otherwise or as a result of a Distribution under this Agreement. This indemnification provision will survive the expiry of this Agreement and will remain in full force and effect regardless of any investigation made by or on behalf of the Company or any officer, director or controlling person of the Company and will survive any transfer of securities pursuant to a Distribution to which this Agreement relates. Notwithstanding the foregoing, the Investor shall not be liable for any demands, claims, actions, proceedings, losses (other than loss of profit), damages, costs, expenses or liabilities (including reasonable fees, charges and disbursements of legal counsel) whatsoever to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with information furnished by or on behalf of the Company expressly for use in connection with such Distribution.

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IN WITNESS WHEREOF, the parties have executed this Right of First Refusal and Distribution Agreement as of the date first written above.

COMPANY:

NEXTTRIP GROUP, LLC.

By:	/s/
Name:
Title:

INVESTOR:

NEXTPLAY TECHNOLOGIES, INC.

By:	/s/
Name:
Title: